DATE: February 27, 2018

XENIA HOTELS & RESORTS REPORTS FOURTH QUARTER
AND FULL YEAR 2017 RESULTS, AND PROVIDES 2018 GUIDANCE

Orlando, FL – February 27, 2018 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter and full year ended December 31, 2017.
Fourth Quarter 2017 Highlights

▪	Net Income: Net income attributable to common stockholders was $9.7 million and net income per diluted share was $0.09.

▪	Same-Property RevPAR: Same-Property RevPAR increased 4.4% compared to the fourth quarter of 2016 to $152.18, driven entirely by occupancy which increased 320 basis points, as ADR remained flat.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 29.8%, an increase of 111 basis points compared to the fourth quarter of 2016.

▪	Total Portfolio RevPAR: Total Portfolio RevPAR was 9.2% higher than in the fourth quarter of 2016.

▪	Adjusted EBITDA: Adjusted EBITDA increased $3.9 million to $68.0 million, an increase of 6.1% compared to the fourth quarter of 2016.

▪	Adjusted FFO per Diluted Share: Adjusted FFO per diluted share was $0.52, a decrease of 5.5% compared to the fourth quarter of 2016 due to increased income tax expense and interest expense.

▪
Impact from Natural Disasters: The wildfires in California, as well as the continued softness in demand in Key West following Hurricane Irma, negatively impacted Adjusted EBITDA by an estimated $3 million.  The Company carries business interruption insurance at each of the four impacted hotels and is currently evaluating its ability to recover proceeds for lost business as a result of these natural disasters.

▪
Transaction Activity: As previously announced, the Company completed the acquisition of three hotels for total consideration of $410 million. Additionally during the quarter, the Company entered into an agreement to sell the leasehold interest in Aston Waikiki Beach Hotel for $200 million. The buyer has a $10 million deposit at risk and the sale is expected to close in the first quarter 2018, subject to customary closing conditions.

▪	Financing Activity: The Company fixed LIBOR through September 2022 on its $125 million term loan maturing in September 2024.

▪	Dividends: The Company declared its fourth quarter dividend of $0.275 per share to common stockholders of record on December 29, 2017.
"Overall, we are pleased with our fourth quarter performance, which came in better than anticipated due primarily to strong performance in Houston, Dallas, San Francisco, and Orlando," stated Marcel Verbaas, Chairman and Chief Executive Officer of Xenia. "Our Houston-area hotels experienced strong demand following Hurricane Harvey due to market compression, which resulted in RevPAR growth of 16.8% for those hotels in the fourth quarter. Additionally, we were pleased with the performance of our recent acquisitions, which collectively exceeded our expectations in the fourth quarter. We are proud of our portfolio enhancements in 2017 and we will continue to look for opportunities to upgrade the overall quality and growth profile of our portfolio in 2018, beginning with the expected sale of the Aston Waikiki before the end of the first quarter."
Full Year 2017 Highlights

▪	Net Income: Net income attributable to common stockholders was $98.9 million and net income per diluted share was $0.92.

▪	Same-Property RevPAR: Same-Property RevPAR increased 1.4% to $159.90 compared to the year ended December 31, 2016, as occupancy increased 100 basis points and ADR increased 0.1%.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 30.8%, an increase of 52 basis points compared to the year ended December 31, 2016.

▪	Total Portfolio RevPAR: Total Portfolio RevPAR increased 3.9% year over year, reflecting portfolio performance and change in composition.

▪	Adjusted EBITDA: Adjusted EBITDA was $270.3 million, a decrease of 5.9% from 2016, primarily as a result of the timing of transactions during the year.

▪	Adjusted FFO per Diluted Share: The Company generated Adjusted FFO per diluted share of $2.06, a 6.4% decline from 2016.

▪
Transaction Activity: The Company made significant improvements in its portfolio composition during 2017. The Company completed the acquisition of four hotels comprising 1,792 rooms for total consideration of $615.5 million. The acquisitions included Hyatt Regency Grand Cypress in Orlando, Florida, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch in Scottsdale, Arizona, Royal Palms Resort & Spa in Phoenix, Arizona, and The Ritz-Carlton, Pentagon City in Arlington, Virginia. The Company sold seven hotels comprising 1,153 rooms for total consideration of $212 million.

▪
Financing Activity: The Company completed $340 million of new debt financings including two mortgage loans and one unsecured term loan, paid off $128 million of mortgage loans, amended its existing $125 million unsecured term loan maturing in October 2022 to reduce the pricing grid, and fixed LIBOR on $266 million of variable rate debt.

“As we reflect back on 2017, despite varying degrees of disruption from the various natural disasters that impacted the United States, and our portfolio in particular, we are proud of the overall performance of our portfolio," continued Mr. Verbaas. "Our Same-Property RevPAR growth of 1.4% exceeded the high-end of our previously provided guidance range, as demand across the portfolio came in stronger than anticipated in the fourth quarter. Our continued dedication towards cost containment and increasing efficiency led to overall expense growth of only 0.7% for the year, resulting in Same-Property Hotel EBITDA Margin growth of 52 basis points, an outstanding result in this low RevPAR growth environment."

Operating Results
The Company’s results include the following:

	Three Months Ended December 31,				Year Ended December 31,
	2017	2016	Change		2017	2016	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income attributable to common stockholders	$9,693	$48,760	(80.1)%		$98,862	$85,855	15.1%
Net income per share available to common stockholders	$0.09	$0.44	(79.5)%		$0.92	$0.79	16.5%

Same-Property Number of Hotels	39	39	—		39	39	—
Same-Property Number of Rooms	11,533	11,550	(17)		11,533	11,550	(17)
Same-Property Occupancy(1)	73.9%	70.7%	320	bps	76.5%	75.5%	100	bps
Same-Property Average Daily Rate(1)	$206.05	$206.07	—		$208.94	$208.77	0.1%
Same-Property RevPAR(1)	$152.18	$145.78	4.4%		$159.90	$157.64	1.4%
Same-Property Hotel EBITDA(1)(2)	$77,445	$71,592	8.2%		$325,649	$315,391	3.3%
Same-Property Hotel EBITDA Margin(1)(2)	29.8%	28.7%	111	bps	30.8%	30.3%	52	bps

Total Portfolio Number of Hotels(3)	39	42	(3)		39	42	(3)
Total Portfolio Number of Rooms(3)	11,533	10,911	622		11,533	10,911	622
Total Portfolio RevPAR(4)	$152.14	$139.30	9.2%		$155.12	$149.32	3.9%

Adjusted EBITDA(2)	$68,049	$64,121	6.1%		$270,286	$287,317	(5.9)%
Adjusted FFO(2)	$55,908	$59,393	(5.9)%		$219,978	$238,241	(7.7)%
Adjusted FFO per diluted share	$0.52	$0.55	(5.5)%		$2.06	$2.20	(6.4)%

(1)
"Same-Property” includes all hotels owned as of December 31, 2017. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth, Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, and The Ritz-Carlton, Pentagon City, and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and hurricane disruption at multiple properties. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(2)
See tables later in this press release for reconciliations from Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Adjusted EBITDA, Funds From Operations ("FFO"), Adjusted FFO, Same-Property Hotel EBITDA, and Pro Forma Hotel EBITDA. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, Same-Property Hotel EBITDA, and Same-Property Hotel EBITDA Margin are non-GAAP financial measures.

(3)	As of end of periods presented.

(4)	Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company.
Transactions
As previously disclosed, in the fourth quarter, the Company completed the acquisition of the 493-room Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch and the 119-room Royal Palms Resort & Spa, part of The Unbound Collection by Hyatt, for a combined purchase price of $305 million. Also in October, the Company completed the acquisition of the 365-room The Ritz-Carlton, Pentagon City for $105 million.

During 2017, the Company acquired four hotels for approximately $615.5 million and sold seven hotels for approximately $212 million.

•	In April, the Company sold the 122-room Courtyard Birmingham Downtown at UAB for a sale price of $30 million.

•	In May, the Company completed the acquisition of the 815-room Hyatt Regency Grand Cypress in Orlando, Florida for a purchase price of $205.5 million.

•
In June, the Company completed the sale of a five-hotel portfolio, including the 203-room Courtyard Fort Worth Downtown/Blackstone, the 123-room Courtyard Kansas City Country Club Plaza, the 182-room Courtyard Pittsburgh Downtown, the 116-room Hampton Inn & Suites Baltimore Inner Harbor, and the 188-room Residence Inn Baltimore Downtown/Inner Harbor, for total consideration of $163 million.

•	In July, the Company sold the 219-room Marriott West Des Moines for $19 million.

•
In October, the Company completed the acquisition of the 493-room Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch and the 119-room Royal Palms Resort & Spa, part of The Unbound Collection by Hyatt, for a combined purchase price of $305 million.

•	Also in October, the Company completed the acquisition of the 365-room The Ritz-Carlton, Pentagon City for $105 million.

•
In December, the Company entered into an agreement to sell the leasehold interest in Aston Waikiki Beach Hotel for $200 million. The price represents a 12.6x multiple on the hotel's 2017 Hotel EBITDA. The buyer has a $10 million deposit at risk and the sale is expected to close in the first quarter 2018, subject to customary closing conditions.

"2017 was another year of significant improvements throughout our portfolio, with the completion of over $825 million of successful transactions," Mr. Verbaas continued. "Pro forma for the sale of the Aston Waikiki Beach Hotel, our Pro Forma Portfolio RevPAR increased 5.7% versus our 2016 year-end portfolio, and we improved our Pro Forma Portfolio EBITDA per key by 7.0%. Our dispositions allowed us to exit several non-core markets including Fort Worth, Kansas City, Pittsburgh, Baltimore, and Des Moines, while our acquisitions allowed us to increase our presence in the vibrant Orlando and Washington, DC markets, and to re-enter the Phoenix/Scottsdale market with two institutional-quality assets. These transactions not only improved our portfolio quality and lowered the supply growth forecast for our portfolio, but also further diversified our geographic and brand mix. We believe our pro forma portfolio provides an enhanced growth profile as we look ahead."
Financings and Balance Sheet
In the fourth quarter, the Company executed a series of swaps to fix LIBOR through September 2022 on its $125 million unsecured term loan maturing in September 2024. Based on the Company’s current leverage ratio, including the swaps, the effective interest rate is 3.62%.
During 2017, the Company originated two new mortgage loans, including a $115 million loan collateralized by the Marriott San Francisco Airport Waterfront and a $100 million loan collateralized by the Renaissance Atlanta Waverly Hotel & Convention Center. Additionally, the Company completed a new $125 million unsecured term loan, paid off three mortgage loans totaling $128 million, repriced its $125 million unsecured term loan maturing in October 2022 to reduce the leverage-based pricing grid, and fixed LIBOR on $266 million of variable rate debt.
As of December 31, 2017, the Company had total outstanding debt of $1.3 billion with a weighted average interest rate of 3.71%, with over 70% of its debt fixed or hedged. In addition, the Company had $71.9 million of cash and cash equivalents, and $360 million of availability on its senior unsecured credit facility. Total net debt to trailing twelve month Corporate EBITDA (as defined in Section 1.01 of the Company's unsecured credit facility) was 4.2x.
Pro forma for the pending sale of the Aston Waikiki Beach Hotel and recent financing activities, as detailed below, the Company's total net debt to trailing twelve month Corporate EBITDA is expected to be reduced to approximately 3.7x.

Subsequent to year-end, and as previously announced, the Company amended, restated, and upsized its Senior Unsecured Revolving Credit Facility ("Credit Facility"). The Credit Facility was upsized from $400 million to $500 million and the maturity was extended three years to February 2022, with two additional six-month extension options. The Credit Facility’s interest rate is now based on a pricing grid with a range of 150 to 225 basis points over LIBOR as determined by the Company’s leverage ratio, a reduction from the previous pricing grid which ranged from 150 to 245 basis points over LIBOR. As of February 27, 2018, the Company had full availability on its Credit Facility.
Additionally, the Company obtained a new $65 million mortgage loan collateralized by The Ritz-Carlton, Pentagon City. As previously announced, the loan bears an interest rate of LIBOR plus 210 basis points and matures in January 2025.
Finally, the Company paid off the $18.3 million mortgage loan collateralized by Hotel Monaco Chicago.
Capital Expenditures
During the fourth quarter and full year 2017, the Company invested $34 million and $86 million in its portfolio, respectively. For the full-year 2017, significant projects included:

•
The completion of the guestroom renovation of Westin Galleria Houston, including the creation of 18 dedicated suites from 36 inferior guest rooms, and substantial progress on a major lobby renovation, including the addition of a lobby bar. The property also commenced the transformation of the 24th floor meeting space, including an upgrade of the primary meeting space and the addition of a new fitness center and concierge lounge.

•	Guestroom renovations at Andaz San Diego, Bohemian Hotel Celebration, and Bohemian Hotel Savannah.

•	Meeting space renovations at Marriott San Francisco Airport Waterfront, Loews New Orleans, Renaissance Atlanta Waverly Hotel, and Hyatt Regency Santa Clara.

•	The addition of one room to RiverPlace Hotel.

•
The commencement of guestroom renovations at seven properties including Westin Oaks at the Galleria, Hilton Garden Inn Washington D.C., Lorien Hotel & Spa, Hotel Monaco Denver, Residence Inn Denver City Center, Andaz Savannah, and Marriott Chicago at Medical District/UIC.

•	The commencement of a lobby and great room renovation at Marriott San Francisco Airport Waterfront.

•	The commencement of significant enhancements to and reconcepting of the food and beverage outlets at Hotel Monaco Chicago and RiverPlace Hotel.
Share Repurchases
During the fourth quarter, the Company did not repurchase any shares under its share repurchase authorization.
During the year ended December 31, 2017, the Company repurchased a total of 240,352 shares of common stock at a weighted average price of $17.07 per share, for total consideration of $4.1 million.
Since the authorization's inception in fourth quarter 2015, the Company has repurchased a total of 5.2 million shares of common stock at a weighted average price of $14.99 per share, for total consideration of $78.1 million. As of February 27, 2018, the Company had $96.9 million in capacity remaining under its repurchase authorization.

2018 Outlook and Guidance
The Company's outlook for 2018 is based on the current economic environment, incorporates all expected renovation disruption, reflects ownership of Aston Waikiki Beach Hotel through the first quarter 2018, and assumes no additional acquisitions, dispositions, equity offerings, or share repurchases. Same-Property RevPAR change includes 38 hotels, reflecting all hotels owned as of February 27, 2018 except Aston Waikiki Beach Hotel.

	2018 Guidance
	Low End	High End
	($ amounts in millions, except per share data)
Net Income	$58	$72
Same-Property RevPAR Change	—%	2.00%
Adjusted EBITDA	$281	$295
Adjusted FFO	$222	$236
Adjusted FFO per Diluted Share	$2.08	$2.21
Capital Expenditures	$115	$135

Additional guidance details:

•	Disruption due to renovations is expected to negatively impact Same-Property RevPAR Change by approximately 75 basis points.

•
In 2017, the seven hotels that were sold during the year contributed approximately $9 million to Adjusted EBITDA. Additionally, the Aston Waikiki Beach Hotel contributed approximately $12 million to Adjusted EBITDA, net of general excise tax, in 2017.

•	General and administrative expense of $21 million to $23 million, excluding non-cash share-based compensation.

•	Interest expense of $50 million to $52 million, excluding non-cash loan related costs.

•	Income tax expense of $7 million to $9 million.

•
Capital Expenditures include the completion of the seven guestroom renovation projects commenced during the fourth quarter of 2017 and guestroom renovation projects at Marriott Dallas City Center and Hotel Monaco Chicago beginning in 2018. Also included are substantial meeting space renovations at the Westin Galleria Houston and Marriott Woodlands Waterway Hotel & Convention Center.

•
In addition, substantial capital expenditures are planned for Hyatt Regency Grand Cypress throughout 2018, consisting of the renovation of all guestrooms, including 36 newly-created suites which were recently converted from 72 guestrooms, and the planning and commencement of construction of a new 25,000 square foot ballroom.

"In 2018, we expect to grow both Adjusted EBITDA and Adjusted FFO per share, driven by the strong earnings of our recent acquisitions, higher performance at recently-renovated hotels, and continued smart capital allocation. As we look farther ahead, we believe the momentum will continue as we see continued lift in performance of recently acquired hotels through our robust asset management program, post-renovation ramp-up at recently-renovated hotels, and continued outperformance of many of our markets relative to those of our peers. Consistent with our strategy, the moves we have made to refine the quality of the portfolio are expected to lead to a better earnings profile in terms of growth and quality in the years ahead.” commented Atish Shah, Chief Financial Officer of Xenia.

Fourth Quarter 2017 Earnings Call
The Company will conduct its quarterly conference call on Tuesday, February 27, 2018 at 11:00 AM eastern time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service and lifestyle hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 39 hotels, including 37 wholly owned hotels, comprising 11,497 rooms, across 18 states and the District of Columbia. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott®, Hyatt®, Kimpton®, Aston®, Fairmont®, Hilton®, and Loews®, as well as leading independent management companies including Sage Hospitality, The Kessler Collection, Urgo Hotels & Resorts, and Davidson Hotels & Resorts. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook" and "guidance," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook for RevPAR growth, Net Income, Adjusted EBITDA, Adjusted FFO, Adjusted FFO per share, capital expenditures and derivations thereof, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured or underinsured losses, including those relating to natural disasters or terrorism, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (ix) levels of spending in business and leisure segments as well as consumer confidence (x) declines in occupancy and average daily rate, (xi) the seasonal and cyclical nature of the real estate and hospitality businesses, (xii) changes in distribution arrangements, such as through Internet travel intermediaries, (xiii) relationships with labor unions and changes in labor laws, (xiv) the impact of changes in the tax code as a result of recent U.S. federal income tax reform and uncertainty as to how some of those changes may be applied, and (xv) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.

All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Availability of Information on Xenia's Website
Investors and others should note that Xenia routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Xenia Investor Relations website. While not all of the information that the Company posts to the Xenia Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Xenia to review the information that it shares at the Investor Relations link located on www.xeniareit.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts / Investor Information" in the "Corporate Overview" section of Xenia’s Investor Relations website at www.xeniareit.com.
Contact:
Lisa Ramey, Vice President - Finance, Xenia Hotels & Resorts, (407) 246-8111
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Consolidated Balance Sheets
As of December 31, 2017 and December 31, 2016
(Unaudited)
($ amounts in thousands, except per share data)

	December 31, 2017	December 31, 2016
Assets
Investment properties:
Land	$440,930	$331,502
Buildings and other improvements	2,878,375	2,732,062
Total	$3,319,305	$3,063,564
Less: accumulated depreciation	(628,450)	(619,975)
Net investment properties	$2,690,855	$2,443,589
Cash and cash equivalents	71,884	216,054
Restricted cash and escrows	58,520	70,973
Accounts and rents receivable, net of allowance for doubtful accounts	35,865	22,998
Intangible assets, net of accumulated amortization	68,000	76,912
Deferred tax assets	1,163	1,562
Other assets	36,349	28,257
Assets held for sale	152,672	—
Total assets (including $70,269 and $74,440, respectively, related to consolidated variable interest entities)	$3,115,308	$2,860,345
Liabilities
Debt, net of loan discounts and unamortized deferred financing costs	$1,322,593	$1,077,132
Accounts payable and accrued expenses	77,005	71,955
Distributions payable	29,930	29,881
Other liabilities	40,694	29,810
Total liabilities (including $46,637 and $47,828, respectively, related to consolidated variable interest entities)	$1,470,222	$1,208,778
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 106,735,336 and 106,794,788 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	1,068	1,068
Additional paid in capital	1,924,124	1,925,554
Accumulated other comprehensive income	10,677	5,009
Accumulated distributions in excess of net earnings	(320,964)	(302,034)
Total Company stockholders' equity	$1,614,905	$1,629,597
Non-controlling interests	30,181	21,970
Total equity	$1,645,086	$1,651,567
Total liabilities and equity	$3,115,308	$2,860,345

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income
For the Three Months and Year Ended December 31, 2017 and 2016
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Rooms revenues	$161,070	$146,583	$623,331	$653,944
Food and beverage revenues	81,947	60,994	266,977	246,479
Other revenues	16,118	12,224	54,969	49,737
Total revenues	$259,135	$219,801	$945,277	$950,160
Expenses:
Rooms expenses	38,154	34,239	142,561	146,050
Food and beverage expenses	51,796	39,224	173,285	161,699
Other direct expenses	4,687	3,276	14,438	12,848
Other indirect expenses	65,938	53,822	229,510	224,779
Management and franchise fees	10,966	10,119	43,459	47,605
Total hotel operating expenses	$171,541	$140,680	$603,253	$592,981
Depreciation and amortization	42,381	37,353	152,977	152,418
Real estate taxes, personal property taxes and insurance	12,102	11,373	44,310	46,248
Ground lease expense	1,670	1,336	5,848	5,447
General and administrative expenses	8,073	5,865	31,552	31,374
Acquisition transaction costs	102	6	1,578	154
Impairment and other losses	80	29	2,254	10,035
Total expenses	$235,949	$196,642	$841,772	$838,657
Operating income	$23,186	$23,159	$103,505	$111,503
Gain on sale of investment properties	—	29,403	50,747	30,195
Other income	199	2,461	965	3,377
Interest expense	(13,399)	(10,100)	(46,294)	(48,113)
Loss on extinguishment of debt	—	(132)	(274)	(5,155)
Net income before income taxes	$9,986	$44,791	$108,649	$91,807
Income tax (expense) benefit	(163)	4,536	(7,833)	(5,077)
Net income	$9,823	$49,327	$100,816	$86,730
Non-controlling interests in consolidated real estate entities	23	63	99	268
Non-controlling interests of common units in Operating Partnership	(153)	(630)	(2,053)	(1,143)
Net (income) loss attributable to non-controlling interests	$(130)	$(567)	$(1,954)	$(875)
Net income attributable to common stockholders	$9,693	$48,760	$98,862	$85,855

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income - Continued
For the Three Months and Year Ended December 31, 2017 and 2016
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Basic and diluted earnings per share
Net income per share available to common stockholders - basic and diluted	$0.09	$0.44	$0.92	$0.79
Weighted average number of common shares (basic)	106,729,984	106,905,988	106,767,108	108,012,708
Weighted average number of common shares (diluted)	107,015,619	107,071,562	107,019,152	108,142,998

Comprehensive Income:
Net income	$9,823	$49,327	$100,816	$86,730
Other comprehensive income (loss):
Unrealized (loss) gain on interest rate derivative instruments	5,319	13,961	3,388	(322)
Reclassification adjustment for amounts recognized in net income (interest expense)	479	963	2,396	3,833
	$15,621	$64,251	$106,600	$90,241
Comprehensive (income) loss attributable to non-controlling interests:
Non-controlling interests in consolidated real estate entities	23	63	99	268
Non-controlling interests of common units in Operating Partnership	(269)	(825)	(2,169)	(1,188)
Comprehensive income attributable to non-controlling interests	$(246)	$(762)	$(2,070)	$(920)
Comprehensive income attributable to the Company	$15,375	$63,489	$104,530	$89,321

Non-GAAP Financial Measures
The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of operating performance: EBITDA, Adjusted EBITDA, Same Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization, as well as similar adjustments for unconsolidated partnership and joint ventures. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs. The Company presents EBITDA attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand EBITDA attributable to all common stock and Operating Partnership units.
The Company further adjusts EBITDA for certain additional items such as hotel property acquisitions and pursuit costs, amortization of share-based compensation, the cumulative effect of changes in accounting principles, impairment of real estate assets, and other costs it believes do not represent recurring operations and are not indicative of the performance of its underlying hotel property entities. The Company believes Adjusted EBITDA provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Same-Property Hotel EBITDA and Same-Property Hotel EBITDA Margin
Same-Property hotel data includes the actual operating results for all hotels owned as of the end of the reporting period. We then adjust the Same-Property hotel data for comparability purposes by including pre-acquisition operating results of asset(s) acquired during the period, which provides the investor a basis for understanding the acquisition(s) historical operating trends and seasonality. The pre-acquisition operating results for the comparable period are obtained from the seller and/or manager of the hotels during the acquisition due diligence process and have not been audited or reviewed by our independent auditors. We further adjust the Same-Property hotel data to remove dispositions during the respective reporting periods, and, in certain cases, hotels that are not fully open due to renovation, re-positioning, or disruption or whose room counts have materially changed during either the current or prior year as these historical operating results are not indicative of or expected to be comparable to the operating performance of our hotel portfolio on a prospective basis.
Same-Property Hotel EBITDA represents net income excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) hotel acquisition costs, and (6) certain state and local excise taxes resulting from our ownership structure. We believe that Same-Property Hotel EBITDA provides our investors a useful financial measure to evaluate our hotel operating performance, excluding the impact of our capital structure (primarily interest), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses (corporate expenses and hotel acquisition costs). We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and the effectiveness of our third-party management companies that operate our business on a property-level basis. Same-Property Hotel EBITDA Margin is calculated by dividing Same-Property Hotel EBITDA by Same-Property Total Revenues.
As a result of these adjustments the Same-Property hotel data we present does not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.
We include Same-Property hotel data as supplemental information for investors. Management believes that providing Same-Property hotel data is useful to investors because it represents comparable operations for our portfolio as it exists at the end of the respective reporting periods presented, which allows investors and management to evaluate the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at Same-Property hotels or from other factors, such as the effect of acquisitions or dispositions.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand FFO attributable to all common stock and Operating Partnership units.
The Company further adjusts FFO for certain additional items that are not in NAREIT’s definition of FFO such as hotel property acquisition and pursuit costs, amortization of debt origination costs and share-based compensation, and other expenses it believes do not represent recurring operations. The Company believes that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of operating performance.
Adjusted FFO per diluted share
The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO for the respective period by the diluted weighted average number of shares of common stock for the corresponding period.  The Company’s diluted weighted average number of common shares outstanding is calculated by taking the weighted average of the common stock outstanding for the respective period plus the effect of any dilutive securities.  Any anti-dilutive securities are excluded from the diluted earnings per-share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA, Same-Property Hotel EBITDA,
and Pro Forma Hotel EBITDA
For the Three Months and Year Ended December 31, 2017 and 2016
(Unaudited)
($ amounts in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income	$9,823	$49,327	$100,816	$86,730
Adjustments:
Interest expense	13,399	10,100	46,294	48,113
Income tax expense	163	(4,536)	7,833	5,077
Depreciation and amortization related to investment properties	42,276	37,281	152,544	152,274
Non-controlling interests in consolidated real estate entities	23	63	99	268
Adjustments related to non-controlling interests in consolidated real estate entities	(336)	(318)	(1,323)	(1,259)
EBITDA attributable to common stock and unit holders	$65,348	$91,917	$306,263	$291,203
Reconciliation to Adjusted EBITDA and Same-Property Hotel EBITDA
Impairment and other losses(1)	80	29	2,254	10,035
Gain on sale of investment property	—	(29,403)	(50,747)	(30,195)
Loss on extinguishment of debt	—	132	274	5,155
Acquisition transaction costs	102	6	1,578	154
Amortization of share-based compensation expense	2,342	1,919	9,930	8,968
Amortization of above and below market ground leases and straight-line rent expense	177	459	734	944
Management transition and severance expenses	—	—	—	1,991
Other non-recurring expenses(2)	—	(938)	—	(938)
Adjusted EBITDA attributable to common stock and unit holders	$68,049	$64,121	$270,286	$287,317
Corporate-level costs and expenses	9,642	4,737	26,676	21,926
Income from sold properties(3)	(198)	(6,328)	(8,583)	(36,982)
Pro forma hotel level adjustments, net(3)	(48)	10,633	37,947	45,264
Other reimbursements	—	(1,571)	(677)	(2,134)
Same-Property Hotel EBITDA attributable to common stock and unit holders(3)	$77,445	$71,592	$325,649	$315,391
Aston Waikiki Beach Hotel	(3,777)	(4,317)	(15,894)	(18,002)
Pro Forma Hotel EBITDA attributable to common stock and unit holders(4)	$73,668	$67,275	$309,755	$297,389

(1)
During the third quarter of 2017, Hurricanes Harvey and Irma impacted several of the Company's hotels. The Company recorded a loss of $950 thousand, which represents damage sustained during the storms, net of estimated insurance recoveries, and expensed $1.3 million of hurricane-related repairs and cleanup costs. These amounts are included in impairment and other losses on the consolidated statement of operations for the year ended December 31, 2017.

(2)	Other non-recurring expenses for the three months and year ended December 31, 2016 represents adjustments related to hotels sold prior to our spin-off.

(3)
Same-Property Hotel EBITDA is adjusted to include the results of the Hotel Commonwealth, Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, and The Ritz-Carlton, Pentagon City for periods prior to Company ownership, and exclude the NOI guaranty payment at the Andaz San Diego. See the reconciliation of Total Revenues and Total Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the year ended December 31, 2017 on page 18.

(4)	Pro Forma Hotel EBITDA is calculated in the same manner as Same-Property, but excludes the Aston Waikiki Beach Hotel.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to FFO and Adjusted FFO
For the Three Months and Year Ended December 31, 2017 and 2016
(Unaudited)
($ amounts in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income	$9,823	$49,327	$100,816	$86,730
Adjustments:
Depreciation and amortization related to investment properties	42,276	37,281	152,544	152,274
Impairment and other losses(1)	—	29	950	10,035
Gain on sale of investment property	—	(29,403)	(50,747)	(30,195)
Non-controlling interests in consolidated real estate entities	23	63	99	268
Adjustments related to non-controlling interests in consolidated real estate entities	(225)	(224)	(902)	(897)
FFO attributable to common stock and unit holders	$51,897	$57,073	$202,760	$218,215
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	—	132	274	5,155
Acquisition transaction costs	102	6	1,578	154
Loan related costs, net of adjustment related to non-controlling interests(2)	745	742	2,833	3,752
Amortization of share-based compensation expense	2,342	1,919	9,930	8,968
Amortization of above and below market ground leases and straight-line rent expense	177	459	734	944
Non-recurring taxes(3)	565	—	565	—
Management transition and severance expenses	—	—	—	1,991
Other non-recurring expenses (4)	80	(938)	1,304	(938)
Adjusted FFO attributable to common stock and unit holders	$55,908	$59,393	$219,978	$238,241

(1)
During the third quarter of 2017, Hurricanes Harvey and Irma impacted several of the Company's hotels. The Company recorded a loss of $950 thousand, which represents damage sustained during the storms, net of estimated insurance recoveries. This amount is included in impairment and other losses on the consolidated statement of operations for the year ended December 31, 2017.

(2)	Loan related costs included amortization of debt discounts, premiums and deferred loan origination costs.

(3)
The Tax Cuts and Jobs Act was signed into law in December 3017, which introduced many significant changes to the U.S. federal income tax code, including a significant reduction in our future estimated tax rates. For the three months and year ended December 31, 2017, we recorded a one-time adjustment to our net deferred tax asset resulting in the recognition of $0.6 million in deferred income tax expense. This amount has been excluded from Adjusted FFO attributable to common stock and unit holders for the three months and year ended December 31, 2017.

(4)
Other non-recurring expenses for the three months and year ended December 31, 2017 represents hurricane-related repairs and cleanup costs. Other non-recurring expenses for the three months and year ended December 31, 2016 represents adjustments related to hotels sold prior to our spin-off.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to Adjusted EBITDA
for Current Full Year 2018 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$65
Adjustments:
Interest expense	54
Income tax expense	8
Depreciation and amortization related to investment properties	154
Adjustments related to non-controlling interests	(1)
EBITDA	$280
Amortization of share-based compensation expense	7
Other(1)	1
Adjusted EBITDA	$288

(1) Includes amortization of above and below market ground leases and straight-line rent, acquisition and pursuit costs, loss on extinguishment of debt.

Reconciliation of Net Income to Adjusted FFO
for Current Full Year 2018 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$65
Adjustments:
Depreciation and amortization related to investment properties	154
Adjustments related to non-controlling interests	(1)
FFO	$218
Amortization of share-based compensation expense	7
Other(2)	4
Adjusted FFO	$229

(2) Includes amortization of above and below market ground leases and straight-line rent, acquisition and pursuit costs, loss on extinguishment of debt and loan related costs.

Xenia Hotels & Resorts, Inc.
Debt Summary
($ amounts in thousands)

	Rate Type	Rate(1)		Initial Maturity Date	Fully Extended Maturity Date(2)	Outstanding as of December 31, 2017	Outstanding as of February 27, 2018

Hotel Monaco Denver	Fixed(3)	2.98%		January 2019	January 2020	$41,000	$41,000
Andaz Napa	Fixed(3)	2.99%		March 2019	March 2020	38,000	38,000
Marriott Charleston Town Center	Fixed	3.85%		July 2020	July 2020	15,908	15,866
Grand Bohemian Hotel Charleston (VIE)	Variable	4.07%		November 2020	November 2020	19,026	18,979
Loews New Orleans Hotel	Variable	3.92%		February 2019	November 2020	37,500	37,500
Grand Bohemian Hotel Mountain Brook (VIE)	Variable	4.07%		December 2019	December 2020	25,229	25,178
Andaz Savannah	Variable	3.57%		January 2019	January 2021	21,500	21,500
Hotel Monaco Chicago	Variable	3.82%		January 2019	January 2021	18,344	—
Westin Galleria Houston & Westin Oaks Houston at The Galleria	Variable	4.07%		May 2019	May 2021	110,000	110,000
Marriott Dallas City Center	Fixed(3)	4.05%		January 2022	January 2022	51,000	51,000
Hyatt Regency Santa Clara	Fixed(3)	3.81%		January 2022	January 2022	90,000	90,000
Hotel Palomar Philadelphia	Fixed(3)	4.14%		January 2023	January 2023	59,750	59,750
Renaissance Atlanta Waverly Hotel & Convention Center	Variable	3.67%		August 2024	August 2024	100,000	100,000
The Ritz-Carlton, Pentagon City	Variable	3.67%		January 2025	January 2025	—	65,000
Residence Inn Boston Cambridge	Fixed	4.48%		November 2025	November 2025	62,833	62,833
Grand Bohemian Hotel Orlando	Fixed	4.53%		March 2026	March 2026	60,000	60,000
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027	May 2027	115,000	115,000
Total Mortgage Loans		4.01%	(4)			$865,090	$911,606
Mortgage Loan Discounts, net(5)						(255)	(255)
Unamortized Deferred Financing Costs, net						(7,242)	(7,242)
Senior Unsecured Credit Facility(6)	Variable	3.07%		February 2019	February 2020	40,000	—
Term Loan $175M	Partially Fixed(7)	2.74%		February 2021	February 2021	175,000	175,000
Term Loan $125M	Partially Fixed(7)	3.28%		October 2022	October 2022	125,000	125,000
Term Loan $125M	Partially Fixed(8)	3.62%		September 2024	September 2024	125,000	125,000
Total Debt, net of mortgage loan discounts and unamortized deferred financing costs		3.71%	(4)			$1,322,593	$1,329,109

(1)	Variable index is one-month LIBOR. Interest rates as of December 31, 2017.

(2)
The majority of loans require minimum Debt Service Coverage Ratio and/or Loan to Value maximums in order to be extended. If the requirements are met, loan extension is at the discretion of Xenia and may require payment of an extension fee.

(3)	A variable interest loan for which the interest rate has been fixed for the entire term.

(4)	Weighted average interest rate as of December 31, 2017.

(5)	Loan discounts upon issuance of new mortgage loan or modification.

(6)
Subsequent to year end, the Company amended and restated its existing Credit Facility which increased the capacity to $500 million, extended the maturity to February 2023 including extension options, and reduced the leveraged-based pricing grid.

(7)	A variable interest loan for which LIBOR has been fixed for the entire term of the loan. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

(8)	A variable interest loan for which LIBOR has been fixed through September 2022. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three Months and Year Ended December 31, 2017 and 2016
($ amounts in thousands)

	Three Months Ended December 31,				Year Ended December 31,
	2017	2016	Change		2017	2016	Change
Same-Property Revenues(1):
Room revenues	$161,465	$154,893	4.2%		$673,368	$666,350	1.1%
Food and beverage revenues	82,221	79,132	3.9%		319,221	313,768	1.7%
Other revenues	16,169	15,499	4.3%		64,795	61,686	5.0%
Total same-property revenues	$259,855	$249,524	4.1%		$1,057,384	$1,041,804	1.5%

Same-Property Expenses(1):
Room expenses	$38,536	$37,838	1.8%		$157,272	$156,854	0.3%
Food and beverage expenses	52,067	51,910	0.3%		207,018	207,726	(0.3)%
Other direct expenses	4,705	4,777	(1.5)%		18,896	18,679	1.2%
Other indirect expenses	62,322	60,486	3.0%		248,952	245,377	1.5%
Management and franchise fees	11,075	9,789	13.1%		46,045	44,879	2.6%
Real estate taxes, personal property taxes and insurance	12,200	11,659	4.6%		47,288	46,862	0.9%
Ground lease expense	1,505	1,473	2.2%		6,264	6,036	3.8%
Total same-property hotel operating expenses	$182,410	$177,932	2.5%		$731,735	$726,413	0.7%

Same-Property Hotel EBITDA(1)	$77,445	$71,592	8.2%		$325,649	$315,391	3.3%
Same-Property Hotel EBITDA Margin(1)	29.8%	28.7%	111	bps	30.8%	30.3%	52	bps

(1)
“Same-Property” includes all hotels owned as of December 31, 2017. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth, Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, and The Ritz-Carlton, Pentagon City, and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and hurricane disruption at multiple properties. The following is a reconciliation of Total Revenues and Total Expenses consolidated on a GAAP basis to Total Same-Property Revenues and Total Same-Property Expenses for the three months and year ended December 31, 2017:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Total Revenues - GAAP	$259,135	$219,801	$945,277	$950,160
Hotel revenues from prior ownership(a)	720	48,569	136,796	199,249
Hotel revenues from sold hotels	—	(18,611)	(24,012)	(107,355)
Other revenues	—	(235)	(677)	(250)
Total Same-Property Revenues	$259,855	$249,524	$1,057,384	$1,041,804

Total Hotel Operating Expenses - GAAP	$171,541	$140,680	$603,253	$592,981
Real estate taxes, personal property taxes and insurance	12,102	11,373	44,310	46,248
Ground lease expense, net(b)	1,505	1,180	5,216	4,801
Other (income)	(57)	(311)	(316)	(586)
Corporate-level costs and expenses	(3,648)	(643)	(4,148)	(643)
Hotel expenses from prior ownership(a)	768	37,936	98,849	153,985
Hotel expenses from sold hotels	199	(12,283)	(15,429)	(70,373)
Total Same-Property Hotel Operating Expenses	$182,410	$177,932	$731,735	$726,413

(a)
The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(b)	Excludes amortization of ground lease intangibles.

Xenia Hotels & Resorts, Inc.
Portfolio Data by Market

	As of December 31, 2017			Pro Forma Portfolio(3)
Market(1)	% of 2017 Same-Property Hotel EBITDA(2)	Number of Hotels	Number of Rooms	% of 2017 Pro Forma Portfolio Hotel EBITDA(3)	Number of Hotels	Number of Rooms
Orlando, FL	10%	3	1,177	10%	3	1,141
Houston, TX	9%	3	1,218	10%	3	1,218
Phoenix, AZ	7%	2	612	8%	2	612
San Francisco/San Mateo, CA	7%	1	688	7%	1	688
Washington, DC-MD-VA	7%	3	772	7%	3	772
Dallas, TX	7%	2	961	7%	2	961
Boston, MA	6%	2	466	6%	2	466
San Jose/Santa Cruz, CA	6%	1	505	6%	1	505
California North	5%	2	416	5%	2	416
Oahu Island, HI	5%	1	645	—%	—	—
Atlanta, GA	4%	1	522	4%	1	522
Other	27%	18	3,551	30%	18	3,551
Total	100%	39	11,533	100%	38	10,852

(1)	As defined by STR, Inc.

(2)
"Same-Property” includes all hotels owned as of December 31, 2017. "Same-Property" includes periods prior to the Company’s ownership of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, and The Ritz-Carlton, Pentagon City, and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and hurricane disruption at multiple properties. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(3)
"Pro Forma Portfolio" is calculated in the same manner as "Same-Property," but reflects the conversion of 72 guestrooms into 36 newly created suites at Hyatt Regency Grand Cypress in Orlando, FL and excludes the Aston Waikiki Beach Hotel.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Statistical Data by Market
For the Three Months and Year Ended December 31, 2017 and 2016

	Three Months Ended			Three Months Ended
	December 31, 2017			December 31, 2016			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Orlando, FL	76.4%	$197.66	$150.97	73.4%	$192.31	$141.08	7.0%
Houston, TX	73.6%	166.44	122.45	62.1%	168.82	104.88	16.8%
Phoenix, AZ	66.1%	262.75	173.71	63.9%	257.88	164.68	5.5%
San Francisco/San Mateo, CA	84.6%	230.18	194.69	80.0%	217.10	173.68	12.1%
Washington, DC-MD-VA	77.2%	236.44	182.49	73.0%	236.86	172.84	5.6%
Dallas, TX	67.6%	188.83	127.66	58.6%	191.29	112.07	13.9%
Boston, MA	75.6%	262.06	198.03	72.3%	259.39	187.42	5.7%
San Jose/Santa Cruz, CA	79.3%	244.47	193.77	74.1%	249.16	184.71	4.9%
California North	68.3%	254.35	173.72	72.6%	275.95	200.44	(13.3)%
Oahu Island, HI	81.7%	163.31	133.49	86.8%	170.33	147.86	(9.7)%
Atlanta, GA	71.8%	149.89	107.56	72.8%	141.26	102.78	4.7%
Other	70.7%	207.01	146.37	69.9%	207.05	144.71	1.1%
Total	73.9%	$206.05	$152.18	70.7%	$206.07	$145.78	4.4%

	Year Ended			Year Ended
	December 31, 2017			December 31, 2016			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Orlando, FL	78.4%	$191.37	$150.10	76.6%	$189.82	$145.35	3.3%
Houston, TX	69.4%	175.48	121.79	66.6%	181.07	120.68	0.9%
Phoenix, AZ	69.7%	264.92	184.59	69.9%	256.93	179.64	2.8%
San Francisco/San Mateo, CA	87.4%	230.28	201.37	85.0%	230.39	195.93	2.8%
Washington, DC-MD-VA	82.5%	238.57	196.72	80.4%	230.61	185.50	6.0%
Dallas, TX	66.5%	186.70	124.07	63.9%	191.74	122.60	1.2%
Boston, MA	80.6%	273.69	220.63	78.8%	273.86	215.72	2.3%
San Jose/Santa Cruz, CA	80.0%	251.93	201.48	79.9%	245.47	196.17	2.7%
California North	75.0%	281.53	211.11	70.7%	276.89	195.74	7.9%
Oahu Island, HI	85.0%	163.50	138.97	88.5%	168.30	148.99	(6.7)%
Atlanta, GA	77.9%	153.00	119.19	77.6%	146.34	113.49	5.0%
Other	75.1%	207.15	155.58	75.1%	209.34	157.28	(1.1)%
Total	76.5%	$208.94	$159.90	75.5%	$208.77	$157.64	1.4%

(1)
“Same-Property” includes all hotels owned as of December 31, 2017. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth, Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, and The Ritz-Carlton, Pentagon City, and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and hurricane disruption at multiple properties. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(2)	As defined by STR, Inc. Market rank based on Portfolio Data by Market as presented on prior page.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data
($ amounts in thousands, except ADR and RevPAR)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2017	2017	2017	2017	2017

Occupancy	75.2%	78.8%	77.8%	73.9%	76.5%
ADR	$216.32	$216.26	$201.71	$206.05	$208.94
RevPAR	$162.74	$170.37	$156.96	$152.18	$159.90

Hotel Revenues	$271,780	$280,470	$245,279	$259,855	$1,057,384
Hotel EBITDA	$84,117	$93,671	$70,416	$77,445	$325,649
Hotel EBITDA Margin	31.0%	33.4%	28.7%	29.8%	30.8%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2016	2016	2016	2016	2016

Occupancy	73.6%	79.9%	77.8%	70.7%	75.5%
ADR	$212.56	$214.65	$201.71	$206.07	$208.77
RevPAR	$156.52	$171.42	$156.96	$145.78	$157.64

Hotel Revenues	$261,825	$280,579	$249,876	$249,524	$1,041,804
Hotel EBITDA	$77,408	$94,112	$72,279	$71,592	$315,391
Hotel EBITDA Margin	29.6%	33.5%	28.9%	28.7%	30.3%

(1)
“Same-Property” includes all hotels owned as of December 31, 2017. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth, Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, and The Ritz-Carlton, Pentagon City, and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and hurricane disruption at multiple properties. These amounts include pre-acquisition operating results. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

Xenia Hotels & Resorts, Inc.
Pro Forma Portfolio(1) Historical Operating Data
($ amounts in thousands, except ADR and RevPAR)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2017	2017	2017	2017	2017

Occupancy	74.7%	78.2%	77.8%	73.4%	76.0%
ADR	$219.55	$220.11	$199.59	$208.87	$211.95
RevPAR	$164.06	$172.20	$155.20	$153.28	$161.14

Hotel Revenues	$261,733	$270,174	$234,686	$249,996	$1,016,589
Hotel EBITDA	$80,280	$89,618	$66,189	$73,668	$309,755
Hotel EBITDA Margin	30.7%	33.2%	28.2%	29.5%	30.5%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2016	2016	2016	2016	2016

Occupancy	72.8%	79.3%	77.0%	69.8%	74.7%
ADR	$215.90	$218.43	$203.27	$208.70	$211.61
RevPAR	$157.28	$173.23	$156.58	$145.66	$158.15

Hotel Revenues	$251,478	$270,206	$238,029	$238,821	$998,534
Hotel EBITDA	$73,173	$89,904	$67,037	$67,275	$297,389
Hotel EBITDA Margin	29.1%	33.3%	28.2%	28.2%	29.8%

1.	"Pro Forma Portfolio" is calculated in the same manner as "Same-Property," but excludes the Aston Waikiki Beach Hotel.

Xenia Hotels & Resorts, Inc.
Statistical Data by Property
For the Year Ended December 31, 2017 and 2016

	December 31, 2017			December 31, 2016
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR Change
Andaz Napa	81.4%	$325.84	$265.18	79.8%	$322.79	$257.70	2.9%
Andaz San Diego	74.9%	237.08	177.56	78.7%	233.13	183.44	(3.2)%
Andaz Savannah	84.2%	200.13	168.59	84.9%	204.19	173.39	(2.8)%
Aston Waikiki Beach Hotel	85.0%	163.50	138.97	88.5%	168.30	148.99	(6.7)%
Bohemian Hotel Celebration	77.4%	174.83	135.39	75.2%	175.74	132.11	2.5%
Bohemian Hotel Savannah Riverfront	85.1%	291.16	247.89	84.8%	280.97	238.38	4.0%
Canary Santa Barbara	76.7%	399.83	306.64	81.1%	380.71	308.56	(0.6)%
Fairmont Dallas	68.5%	181.56	124.41	64.8%	186.07	120.63	3.1%
Grand Bohemian Hotel Charleston	82.4%	313.99	258.84	79.8%	290.06	231.50	11.8%
Grand Bohemian Hotel Mountain Brook	76.9%	247.05	189.98	74.6%	233.59	174.15	9.1%
Grand Bohemian Hotel Orlando	79.9%	231.62	185.04	77.9%	225.39	175.67	5.3%
Hilton Garden Inn Washington DC Downtown	86.6%	242.17	209.69	88.4%	236.74	209.24	0.2%
Hotel Commonwealth	83.8%	277.82	232.74	79.2%	287.63	227.84	2.2%
Hotel Monaco Chicago	76.4%	202.61	154.71	78.8%	212.88	167.64	(7.7)%
Hotel Monaco Denver	81.1%	208.49	169.14	81.3%	211.78	172.14	(1.7)%
Hotel Monaco Salt Lake City	83.0%	179.61	149.00	75.2%	171.95	129.30	15.2%
Hotel Palomar Philadelphia	84.1%	221.40	186.10	86.5%	240.12	207.63	(10.4)%
Hyatt Centric Key West Resort & Spa	87.8%	368.76	323.76	90.4%	379.43	342.87	(5.6)%
Hyatt Regency Grand Cypress	78.1%	181.21	141.59	76.4%	180.78	138.03	2.6%
Hyatt Regency Santa Clara	80.0%	251.93	201.48	79.9%	245.47	196.17	2.7%
Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch	69.5%	256.22	178.13	70.3%	245.87	172.89	3.0%
Loews New Orleans Hotel	75.6%	201.31	152.17	73.7%	200.60	147.87	2.9%
Lorien Hotel & Spa	83.8%	205.48	172.21	80.8%	195.09	157.62	9.3%
Marriott Charleston Town Center	65.8%	117.74	77.49	69.8%	122.04	85.22	(9.1)%
Marriott Chicago at Medical District/UIC	80.5%	200.22	161.10	83.5%	196.89	164.45	(2.0)%
Marriott Dallas City Center	63.7%	193.94	123.62	62.8%	199.42	125.18	(1.2)%
Marriott Griffin Gate Resort & Spa	66.6%	147.23	98.10	65.1%	148.00	96.34	1.8%
Marriott Napa Valley Hotel & Spa	71.7%	255.75	183.40	66.0%	248.43	163.97	11.8%
Marriott San Francisco Airport Waterfront	87.4%	230.28	201.37	85.0%	230.39	195.93	2.8%

Xenia Hotels & Resorts, Inc.
Statistical Data by Property (Continued)
For the Year Ended December 31, 2017 and 2016

	December 31, 2017			December 31, 2016
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR Change
Marriott Woodlands Waterway Hotel & Convention Center	71.9%	207.61	149.36	67.1%	216.21	144.98	3.0%
Renaissance Atlanta Waverly Hotel & Convention Center	77.9%	153.00	119.19	77.6%	146.34	113.49	5.0%
Renaissance Austin Hotel	71.1%	167.55	119.08	69.9%	174.28	121.74	(2.2)%
Residence Inn Boston Cambridge	77.1%	268.73	207.21	78.3%	258.42	202.29	2.4%
Residence Inn Denver City Center	82.6%	181.14	149.54	80.4%	179.74	144.44	3.5%
The Ritz-Carlton, Pentagon City	78.7%	245.64	193.24	73.8%	235.97	174.17	10.9%
RiverPlace Hotel	85.5%	277.98	237.54	87.2%	284.24	247.78	(4.1)%
Royal Palms Resort & Spa	70.3%	300.55	211.34	68.3%	304.13	207.61	1.8%
Westin Galleria Houston & Westin Oaks Houston at The Galleria	68.4%	162.31	111.04	66.5%	167.46	111.34	(0.3)%
Same-Property Portfolio(1)	76.5%	$208.94	$159.90	75.5%	$208.77	$157.64	1.4%
Pro Forma Portfolio(2)	76.0%	$211.95	$161.14	74.7%	$211.61	$158.15	1.9%

(1)
“Same-Property” includes all hotels owned as of December 31, 2017. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth, Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, and The Ritz-Carlton, Pentagon City, and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and hurricane disruption at multiple properties. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(2)	"Pro Forma Portfolio" is calculated in the same manner as "Same-Property," but excludes the Aston Waikiki Beach Hotel.

Xenia Hotels & Resorts, Inc.
Financial Data by Property
For the Year Ended December 31, 2017 and 2016

	Year Ended December 31, 2017			Year Ended December 31, 2016
	Hotel EBITDA ($000s)	EBITDA / Key	Hotel EBITDA Margin	Hotel EBITDA ($000s)	EBITDA / Key	Hotel EBITDA Margin	EBITDA Change	Margin Change
Andaz Napa	$7,440	$52,766	43.1%	$7,092	$50,298	42.1%	4.9%	99	bps
Andaz San Diego	2,629	16,535	17.3%	3,984	25,057	23.0%	(34.0)%	(570	) bps
Andaz Savannah	3,651	24,179	30.9%	4,376	28,980	36.4%	(16.6)%	(549	) bps
Aston Waikiki Beach Hotel	15,894	24,642	39.0%	18,002	27,910	41.6%	(11.7)%	(264	) bps
Bohemian Hotel Celebration	1,825	15,870	21.4%	1,842	16,017	21.1%	(0.9)%	38	bps
Bohemian Hotel Savannah Riverfront	4,245	56,600	32.9%	4,453	59,373	34.3%	(4.7)%	(137	) bps
Canary Santa Barbara	5,723	59,000	31.8%	5,606	57,794	31.5%	2.1%	30	bps
Fairmont Dallas	12,529	22,989	29.3%	11,157	20,472	28.5%	12.3%	82	bps
Grand Bohemian Hotel Charleston	1,552	31,040	19.3%	1,040	20,800	12.7%	49.2%	652	bps
Grand Bohemian Hotel Mountain Brook	3,357	33,570	23.7%	2,925	29,250	21.0%	14.8%	261	bps
Grand Bohemian Hotel Orlando	9,542	38,632	34.0%	8,268	33,474	30.9%	15.4%	313	bps
Hilton Garden Inn Washington DC Downtown	9,797	32,657	39.6%	10,044	33,480	40.3%	(2.5)%	(62	) bps
Hotel Commonwealth	10,369	42,322	37.5%	9,520	38,857	36.6%	8.9%	92	bps
Hotel Monaco Chicago	2,052	10,743	13.8%	3,671	19,220	22.5%	(44.1)%	(868	) bps
Hotel Monaco Denver	5,568	29,460	28.3%	6,963	36,841	33.4%	(20.0)%	(512	) bps
Hotel Monaco Salt Lake City	6,288	27,947	33.0%	5,191	23,071	30.7%	21.1%	227	bps
Hotel Palomar Philadelphia	7,447	32,378	35.7%	9,051	39,352	39.2%	(17.7)%	(346	) bps
Hyatt Centric Key West Resort & Spa	8,049	67,075	42.3%	8,283	69,025	41.4%	(2.8)%	90	bps
Hyatt Regency Grand Cypress	20,551	25,216	26.0%	16,624	20,398	22.0%	23.6%	406	bps
Hyatt Regency Santa Clara	18,028	35,699	32.5%	17,617	34,885	32.5%	2.3%	(4	) bps
Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch	19,217	38,980	28.9%	17,551	35,600	27.5%	9.5%	138	bps
Loews New Orleans Hotel	5,826	20,442	23.1%	4,968	17,432	20.5%	17.3%	261	bps
Lorien Hotel & Spa	2,977	27,822	23.8%	2,577	24,084	21.3%	15.5%	248	bps
Marriott Charleston Town Center	2,522	7,165	17.0%	3,122	8,869	19.5%	(19.2)%	(249	) bps
Marriott Chicago at Medical District/UIC	1,227	10,858	15.1%	1,719	15,212	20.6%	(28.6)%	(549	) bps
Marriott Dallas City Center	9,596	23,067	36.4%	9,452	22,721	35.7%	1.5%	76	bps
Marriott Griffin Gate Resort & Spa	7,153	17,489	26.1%	6,671	16,311	25.4%	7.2%	72	bps
Marriott Napa Valley Hotel & Spa	9,011	32,767	33.4%	7,456	27,113	30.6%	20.9%	283	bps
Marriott San Francisco Airport Waterfront	22,450	32,631	32.4%	21,642	31,456	31.9%	3.7%	51	bps

Xenia Hotels & Resorts, Inc.
Financial Data by Property (Continued)
For the Year Ended December 31, 2017 and 2016

	Year Ended December 31, 2017			Year Ended December 31, 2016
	Hotel EBITDA ($000s)	EBITDA / Key	Hotel EBITDA Margin	Hotel EBITDA ($000s)	EBITDA / Key	Hotel EBITDA Margin	EBITDA Change	Margin Change
Marriott Woodlands Waterway Hotel & Convention Center	14,924	43,510	39.0%	14,230	41,487	38.0%	4.9%	99	bps
Renaissance Atlanta Waverly Hotel & Convention Center	14,294	27,383	35.0%	13,300	25,479	32.5%	7.5%	250	bps
Renaissance Austin Hotel	11,156	22,675	29.7%	10,587	21,518	28.5%	5.4%	112	bps
Residence Inn Boston Cambridge	8,354	37,801	47.8%	8,195	37,081	48.0%	1.9%	(23	) bps
Residence Inn Denver City Center	7,630	33,465	53.2%	7,954	34,886	56.9%	(4.1)%	(375	) bps
The Ritz-Carlton, Pentagon City	9,614	26,340	23.2%	7,025	19,247	19.6%	36.9%	363	bps
RiverPlace Hotel	3,584	42,165	30.1%	3,911	46,560	32.9%	(8.4)%	(276	) bps
Royal Palms Resort & Spa	4,722	39,681	20.2%	4,410	37,059	18.7%	7.1%	140	bps
Westin Galleria Houston & Westin Oaks Houston at The Galleria	14,856	16,978	26.1%	14,912	16,699	25.1%	(0.4)%	102	bps
Same-Property Portfolio(1)	$325,649	$28,236	30.8%	$315,391	$27,307	30.3%	3.3%	52	bps
Pro Forma Portfolio(2)	$309,755	$28,449	30.5%	$297,389	$27,271	29.8%	4.2%	69	bps

(1)
“Same-Property” includes all hotels owned as of December 31, 2017. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth, Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, and The Ritz-Carlton, Pentagon City, and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and hurricane disruption at multiple properties. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(2)	"Pro Forma Portfolio" is calculated in the same manner as "Same-Property," but excludes the Aston Waikiki Beach Hotel.